Exhibit 10.1
FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 15, 2006 (this “Amendment”), is among MSX International, Inc., a Delaware corporation (with its successors and assigns, the “Company”), the other Loan Parties, the Lenders and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), a national banking association, as LC Issuer and as Agent.
RECITALS
          A. The Company, the other Loan Parties, the Lenders and JPMorgan Chase Bank, NA, as LC Issuer and as Agent, are parties to an Amended and Restated Credit Agreement dated as of August 1, 2003, as amended (the “Credit Agreement”).
          B. The Company and the other Loan Parties have requested that the Agent, the LC Issuer and the Lenders reduce the aggregate Commitments under the Credit Agreement from $45,000,000 to $25,000,000 in connection with prepayments and defeasance of obligations under the Credit Agreement and have requested to amend the Credit Agreement as set forth herein, and the Agent, the LC Issuer and the Lenders are willing to do so in accordance with the terms hereof.
TERMS
          In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:
          ARTICLE I. AMENDMENTS. Upon fulfillment of the conditions set forth in Article III hereof, the Credit Agreement shall be amended as follows:
          1.1 The following definitions in Section 1.1 are restated as follows:
          “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof, which Aggregate Commitment is $25,000,000 as of the Fifth Amendment Effective Date.
          “Applicable Margin” means, with respect to Credit Extensions of any Type at any time, the percentage rate per annum which is applicable to Credit Extensions of such Type as set forth in Level I in the Pricing Schedule.
          “Borrowing Base” means, at any time, the U.S. Borrowing Base.
          “Eligible Accounts” means, as of any date, the Accounts of the Company and the Domestic Guarantors which the Agent determines in its Permitted Discretion are eligible as the basis for Credit Extensions hereunder. Without limiting the Agent’s discretion provided herein, Eligible Accounts shall not include any Account:
     (a) which is not subject to a first priority perfected security interest in favor of the Agent;
     (b) which is subject to any Lien other than (i) a Lien in favor of the Agent and (ii) a

Permitted Lien which is junior to the Lien in favor of the Agent;
     (c) with respect to which more than 90 days have elapsed since the date of the invoice therefor;
     (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;
     (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Company or the Domestic Guarantors exceeds a percentage (if any), as may be determined by the Agent in its Permitted Discretion at any time and for which the Agent has notified the Company, of the aggregate Eligible Accounts;
     (f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;
     (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Agent as determined in its Permitted Discretion, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Company’s completion of any further performance, (v) is a dated Account (meaning any account due on a date more than 30 days after the original issuance of the related invoice or on other customary terms consistent with past practice and approved by the Agent’s collateral auditors), or (vi) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;
     (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Company or billings in excess of costs;
     (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
     (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any Insolvency Proceeding, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
     (k) which is owed by any Account Debtor that the Company or any of its Domestic Subsidiaries knows has sold all or a substantially all of its assets;
     (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S. or any state of the U.S. or Canada or any province of Canada unless, in any case, such Account is backed by a Letter of Credit acceptable to the Agent as determined in its Permitted Discretion which is in the possession of the Agent;
     (m) which is owed in any currency other than Dollars;

     (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Agent as determined in its Permitted Discretion which is in the possession of the Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Agent in such Account have been complied with to the Agent’s satisfaction as determined in its Permitted Discretion;
     (o) which is owed by any Affiliate, employee, or director of any Loan Party;
     (p) which, for any Account Debtor, exceeds a credit limit determined by the Agent and for which the Agent has notified the Company, to the extent of such excess;
     (q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness;
     (r) which is subject to any counterclaim, deduction, defense, setoff, dispute, contra-account, chargeback, allowance, credit, discount or similar claim, but only to the extent thereof;
     (s) which is evidenced by any promissory note, chattel paper, or instrument;
     (t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Company to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Company has filed such report or qualified to do business in such jurisdiction;
     (u) with respect to which the Company or any Domestic Guarantor has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, but only to the extent of such reduction;
     (v) which represents an account arising from a fixed price contract that is not completed;
     (w) which relates to a business of the Company or any of its Subsidiaries that has been completely or substantially sold or terminated; or
     (x) which the Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.
In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder and the Borrower has knowledge thereof, the Borrower shall notify the Agent thereof (i) within three (3) Business Days of the date the Borrower has obtained knowledge thereof if any such Account is in excess of $100,000 in the aggregate and (ii) on and at the time of submission to the Agent of the next Borrowing Base Certificate in all other cases.
          “Global Borrowing Base Availability” means, at any time, an amount equal to (a) the U.S. Borrowing Base, minus (b) the aggregate of the Credit Exposure of all of the Lenders with respect to Loans.

          “Termination Date” means January 15, 2007 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
          “U.S. Borrowing Base” means, at any time, the sum of (a) the lesser of (i) up to 85% of Company’s and each Domestic Guarantor’s Eligible Accounts at such time, minus Reserves allocated thereto by the Agent, or (ii) $6,000,000; plus (b) up to 100% of the cash of the Company and the Domestic Guarantors subject to the Borrowing Base Blocked Account Agreement or the 2006 Blocked Account Agreement.
          1.2 The following definitions are added to Section 1.1 in appropriate alphabetical order:
          “Borrowing Base Blocked Account” means the “Account” defined and referenced in the Borrowing Base Blocked Account Control Agreement.
          “Borrowing Base Blocked Account Control Agreement” means the Blocked Account Control Agreement dated as of March 15, 2006 among the Company, the Domestic Guarantors, the Agent and JPMorgan Chase Bank, N.A. as the depository bank.
          “Domestic Guarantors” means Guarantors that are Domestic Subsidiaries.
          “Fifth Amendment” means the Fifth Amendment to this Agreement dated the Fifth Amendment Effective Date.
          “Fifth Amendment Effective Date” means March 15, 2006.
          “Maximum LC Amount” means $5,000,000 minus any reductions of the Maximum LC Amount pursuant to the last sentence of Section 2.1.6.
          “LC Blocked Account” means the “Account” defined and referenced in the LC Blocked Account Control Agreement.
          “LC Blocked Account Control Agreement” means the Blocked Account Control Agreement dated as of March 15, 2006 among the Company, the Domestic Guarantors, the Agent and JPMorgan Chase Bank, N.A. as the depository bank.
          1.3 Sections 2.1, 2.1.1(a) and 2.1.2(a) are restated as follows:
          2.1. The Facility. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make Loans to the Company set forth below and (b) participate in Facility LCs issued upon the request of the Company and in Overadvances, Protective Advances, Non-Ratable Loans and Swingline Loans made to the Company, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, (i) such Lender’s Credit Exposure shall not exceed its Commitment and (ii) the Aggregate Credit Exposure shall not exceed the Aggregate Commitment or any other limitation on the Aggregate Credit Exposure contained in this Agreement. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.1.2. The Facility shall be composed of Revolving Loans, Non-Ratable Loans, Protective Advances, Swingline Loans, Overadvances and Facility LCs as set forth below:

          2.1.1. Revolving Loans.
     (a) Amount. From and including the Closing Date and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans (the “Revolving Loans”) in Dollars and participate in Facility LCs issued in Dollars as set forth in Section 2.1.2 below, to the Company, in amounts not to exceed such Lender’s Pro Rata Share. If any Advance would exceed Availability, the Lenders will refuse to make or may otherwise restrict the making of Revolving Loans or the issuance of Facility LCs as the Lenders determine until such excess has been eliminated, subject to the Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.1.4. The Revolving Loans may consist of Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Company in accordance with Sections 2.1.1(b) and 2.7. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. The Commitments to extend credit hereunder shall expire on the Termination Date.
     2.1.2. Facility LCs.
     (a) Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Closing Date of this Agreement and prior to the Termination Date upon the request of the Company; provided that, the maximum face amount of the Facility LC to be issued or Modified, does not exceed an amount equal to $5,000,000 minus the sum of (1) the aggregate undrawn amount of all outstanding Facility LCs at such time and, without duplication, (2) the aggregate unpaid Reimbursement Obligations with respect to all Facility LCs outstanding at such time. Additionally, notwithstanding anything in this Agreement to the contrary, the aggregate Credit Exposure of all of the Lenders with respect to Facility LCs shall not exceed the lesser of the Maximum LC Amount or the amount of cash on deposit in the LC Blocked Account. No Facility LC shall have an expiry date later than the one year after its issuance.
     1.4 Section 2.1.2(l) is restated as follows:
     (l) Termination of the Facility. If any Facility LC is outstanding upon the termination of this Agreement, whether at scheduled termination, by acceleration or otherwise, then, notwithstanding anything in this Agreement to the contrary, upon such termination the Company shall deposit with the Agent, for the benefit of the Agent and the Lenders, with respect to all LC Obligations, as the Agent in its discretion shall specify, either (i) a standby letter of credit (a “Supporting Letter of Credit”), in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent, or cash in an amount in immediately available funds (which funds shall be held in the LC Blocked Account) equal to 105% of the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the LC Blocked Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”), under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent, the LC Issuer and the Lenders for payments to be made by the Agent, the LC Issuer and the Lenders under any such Facility LC and any fees and expenses associated with such Facility LC, or (ii) cash to be deposited in the LC Blocked Account in an amount equal to 105% of the Collateral Shortfall Amount. Such Supporting Letter of Credit or deposit of cash shall be held by the Agent, for the benefit of the Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Facility LC remaining outstanding.
          1.5 Section 2.1.5 is restated as follows:
          2.1.5 Swingline Loans. Notwithstanding anything herein to the contrary, the Borrowers shall not be able to obtain any Swingline Loans on or after the Fifth Amendment Effective Date and all Swingline Loans shall be paid in full on or about the Fifth Amendment Effective Date.
          1.5 Section 2.1.6 is restated as follows:
          2.1.6 Limitation on Advances; LC Blocked Account Notwithstanding anything in this Agreement to the contrary, (a) the Aggregate Credit Exposure shall not exceed the Aggregate Commitment, (b) the aggregate of the Credit Exposure of all of the Lenders with respect to Loans will not exceed the lesser of the Borrowing Base or $20,000,000, (c) the aggregate Credit Exposure of all of the Lenders with respect to Facility L/Cs shall not exceed the lesser of the Maximum LC Amount or the amount of cash on deposit in the LC Blocked Account and (d) on and after the Fifth Amendment Effective Date, there shall be no (i) Credit Exposure of any Lender with respect to any Loans or Facility L/Cs to the Netherlands Borrower, the U.K. Borrower or any other Borrower (other than the Company), (ii) Credit Extensions in any currency other than Dollars and (iii) Swingline Loans. The Borrowers shall immediately prepay the Obligations owing by them to the extent they exceed any of the foregoing amounts by the amount of such excess. Notwithstanding this Section 2.1.6 or anything else in this Agreement to the contrary, if the Credit Exposure of any Lender exceeds the limitations herein due to currency fluctuations, each Lender’s obligation to participate in Facility LCs, Protective Advances, Overadvances, Non-Ratable Loans and Swingline Loans and to reimburse, and fulfill their other obligations with respect thereto, to the Agent and the LC Issuer shall not be impaired in any manner. After the prepayment of the Loans described in Section 1.17 of the Fifth Amendment and in addition to other funds, the Company is depositing any remaining funds in the 2006 LC Blocked Account into the LC Blocked Account on the Fifth Amendment Effective Date. The Company may, and currently intends to, request that cash on deposit in the LC Blocked Account be used to provide cash collateral to any beneficiary of a Facility LC in a manner acceptable to the Agent and be released from the LC Blocked Account if (w) such Facility LC is permanently defeased and cancelled in connection therewith in a manner acceptable to the Agent, (x) the amount of cash from the LC Blocked Account used to permanently defease and cancel such Facility LC permanently reduces the Maximum LC Amount and the Aggregate Commitment by the amount thereof and reduces the amount of asset sale proceeds required to prepay the Subordinated Debt Documents, the Fourth Secured Term Loan Debt Documents, the Third Secured Term Loan Debt Documents and the Second Secured Debt Documents by the amount thereof, (y) the Company delivers a legal opinion reasonably satisfactory to the Agent with respect thereto if requested by the Agent and (z) no Default or Unmatured Default exists or would be caused thereby.
          1.6 Section 4.2(b) is restated as follows:
     (b) Any representation or warranty contained in this Credit Agreement or in any amendment to this Credit Agreement is untrue or incorrect in any material respect as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, and the Agent or the Required Lenders shall have determined not to make any Credit Extension as a result of the fact that such representation or warranty is untrue or incorrect.

     1.7 Section 6.1(a) is restated as follows:
     (a) on or before the earlier of (i) April 18, 2006 or (ii) the date the Company is required to file its report on Form 10-K with the Securities and Exchange Commission for the 2005 Fiscal Year, an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis, including balance sheets as of the end of the 2005 Fiscal Year, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants, and (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof;
     1.8 Section 6.1(p) is restated as follows:
     (p) within ninety five days after the close of each Fiscal Year of the Company and its Subsidiaries (or, for the 2005 Fiscal Year, on or before the earlier of (i) April 18, 2006 or (ii) the date the Company is required to file its report on Form 10-K with the Securities and Exchange Commission for the 2005 Fiscal Year) and within fifty days after the close of the first three Fiscal Quarters of each Fiscal Year of the Company and its Subsidiaries, consolidating financial statements of the Company and its Subsidiaries and of its Unrestricted Subsidiaries consistent with the consolidating financial statements that have been included in the Company’s 10-Q and 10-K reports filed with the Securities and Exchange Commission together with such additional detail in connection therewith requested by the Agent, all certified by its chief financial officer and prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustment in the case of such quarterly reports);
     1.9 Section 6.19 is restated as follows:
     6.19. Sale of Assets. The Company will not, nor will it permit any Subsidiary to, sell, lease, license, transfer, assign or otherwise dispose of any of its Property, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms, sales of scrap or obsolete material or equipment which are not material in the aggregate; provided, however, that, this Section 6.19 will not prohibit any of the following so long as none of the following would require a prepayment under the Subordinated Debt, the Third Secured Term Loan Debt, the Fourth Secured Term Loan Debt or the Second Secured Debt and no Default or Unmatured Default exists or would be caused thereby, (a) transfers of assets, including without limitation Capital Stock, between Guarantors or between the Company and Guarantors or between Subsidiaries which are not Guarantors or from a Subsidiary which is not a Guarantor to a Guarantor or the Company, it being understood that for purposes of this clause (a) a Guarantor shall include any Subsidiary which becomes a Guarantor immediately after such transfer, (b) any Investment permitted by Section 6.20, (c) the disposition of Cash Equivalent Investments in the ordinary course of business, or (d) other sales agreed to by the Required Lenders in their Permitted Discretion if the proceeds thereof are deposited in the 2006 Blocked Account; provided, however, in the case of any of the foregoing permitted sales, leases, licenses, transfers, assignments or other dispositions (an “Asset Sale”) the Company shall not, and shall not permit any of its Subsidiaries to, consummate an Asset Sale unless (A) except for transfers under clause (a), (b) or (c) above, the Company (or the Subsidiary, as the case may be) receives consideration at the time of such

Asset Sale at least equal to the fair market value (and if such sale is of a material amount of assets, such fair market value shall be evidenced by a resolution of the Board of Directors set forth in an officer’s certificate delivered to the Agent) of the assets and (B) except for transfers under clause (a), (b) or (c) above, at least 80% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalent Investments; provided that the amount of (x) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet) of the Company or any Subsidiary that are assumed by the transferee of any such assets such that the Company or such Subsidiary have no further liability and (y) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision and the definition of Net Cash Proceeds, and the Agent promptly shall obtain a first priority security interest in any non cash consideration for any Asset Sale by the Company or any Guarantor.
          1.10 Section 6.20 is restated as follows:
          6.20. Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, (a) make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, (b) create any Subsidiary or (c) become or remain a partner in any partnership or joint venture, or (d) make any Acquisition, except:
     (i) Cash Equivalent Investments, subject to control agreements in favor of the Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Agent for the benefit of the Lenders;
     (ii) extensions of trade credit made in the ordinary course of business on customary credit terms;
     (iii) investments, loans and advances in and to any Domestic Guarantor or the Company or otherwise pursuant to a transaction permitted by Section 6.19(b);
     (iv) extensions of credit made after the Closing Date to employees and officers of the Company and its Subsidiaries permitted by law, in the ordinary course of business and not in excess of $1,500,000 in cash in aggregate amount outstanding at any one time for all employees and officers plus non-cash amounts advanced to officers and employees solely for the purpose of purchasing Capital Stock of the Company and which do not result in the transfer of any cash or any other assets of the Company or any of its Subsidiaries to any such employees and officers, other than common stock of the Company in exchange for a note payable by such officer or employee to the Company;
     (v) those Investments described in Schedule 6.20 hereto, having the same terms as existing on the date of this Agreement, provided that, if no Default or Unmatured Default has occurred and is continuing or would be caused thereby, such Investments may be extended, renewed or recharacterized from time to time and interest on intercompany loans owing by the Company or a Subsidiary may be forgiven or deferred, but no increase in the amount of any such Investment shall be permitted;
     (vi) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments;

     (vii) loans and advances between Foreign Subsidiaries which are not Guarantors in the ordinary course of business;
     (viii) investments in joint ventures not to exceed $250,000 in aggregate outstanding amount; and
     (ix) loans for working capital purposes to any Subsidiary which is not a Domestic Guarantor or any person becoming a Subsidiary as a result thereof which is not a Domestic Guarantor if immediately before and after (on a pro forma basis acceptable to the Agent and supported by such certificates and opinions as requested by the Agent) such loan: (A) such loans shall be evidenced by agreements and documents satisfactory to the Agent and pledged as Collateral pursuant the Collateral Documents, and all other terms and conditions thereof shall be reasonably satisfactory to the Agent, (B) no Unmatured Default or Default shall exist or shall have occurred and be continuing, (C) the representations and warranties contained in the Loan Documents shall be true and correct in all material respects on and as of the date such loan is made as if made on the date thereof and giving effect thereto, and (D) the aggregate amount of all loans to any Subsidiary which is not a Domestic Guarantor shall not exceed $3,000,000.
          1.11 Reference in Section 6.21(l) to “$2,000,000” is replaced with “$1,000,000”.
          1.12 Section 6.28 is restated as follows:
          6.28 Capital Expenditures. The Company will not, as calculated for the Company and its Subsidiaries on a consolidated basis, expend, or be committed to expend, for Capital Expenditures for the period from and including January 2, 2006 through the Termination Date in an aggregate amount in excess of $5,000,000.
          1.13 Section 6.31 is restated as follows:
          6.31. Minimum EBITDA. The Company will not permit the EBITDA, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be less than (i) $5,900,000 for the Fiscal Quarter ending April 2, 2006, (ii) $13,400,000 for the two consecutive Fiscal Quarters ending July 2, 2006, (iii) $22,000,000 for the three consecutive Fiscal Quarters ending October 1, 2006 or (iv) $31,000,000 for the four consecutive Fiscal Quarters ending December 31, 2006.
          1.14 Section 6.32 is restated as follows:
          6.32. Lenders as Depository Banks; Dominion of Funds. Each Loan Party shall maintain one or more of the Lenders as such Loan Party’s principal depository bank(s), including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business. Promptly upon the request of the Agent at any time, the Company shall, and shall cause each Loan Party to, enter into a dominion of funds arrangement with the Agent and/or certain Lenders and shall execute and deliver any and all further documents necessary or desirable to implement such dominion of funds arrangement, including without limitation any lock box agreements and/or blocked account agreements. Upon the election of the Agent in its Permitted Discretion, all funds received in any depositary accounts shall be applied daily to the outstanding Loans and used as cash collateral for any outstanding Facility LCs’ if all Loans have been paid in full.

          1.15 Section 6.33 is restated as follows:
          6.33 Blocked Accounts. Each of the Loan Parties represents, acknowledges and agrees that, notwithstanding any term or provision of this Agreement or any other Loan Document, (a) an amount equal to all MSX UK Sale Net Cash Proceeds, MSX CTS Sale Net Cash Proceeds and GTECH Sale Net Cash Proceeds have been, and the Net Cash Proceeds of all asset sales after the Effective Date will be, deposited into the 2006 Blocked Account and be subject to the 2006 Blocked Account Control Agreement, (b) MSX Engineering has full power to transfer all rights in and to all amounts that have been or will be deposited into the 2006 Blocked Account, including without limitation an amount equal to all MSX UK Sale Net Cash Proceeds, MSX CTS Sale Net Cash Proceeds and GTECH Sale Net Cash Proceeds, (c) under each of the 2006 Blocked Account Control Agreement, the Borrowing Base Blocked Account Agreement and the LC Blocked Account Agreement, the Agent has sole control over, and a first priority, perfected lien and security interest in (for the benefit of itself and the LC Issuer and the Lenders and securing all Secured Obligations) the 2006 Blocked Account, the Borrowing Base Blocked Account and the LC Blocked Account, respectively, and all amounts deposited therein at any time, and (d) each Loan Party hereby ratifies and confirms the 2006 Blocked Account Control Agreement, the Borrowing Base Blocked Account Agreement and the LC Blocked Account Agreement, and MSX Engineering and any other Loan Party depositing any funds in any of the 2006 Blocked Account Control Agreement, the Borrowing Base Blocked Account Agreement and the LC Blocked Account Agreement agrees to execute and deliver all further agreements and documents in connection therewith at any time requested by the Agent. Notwithstanding anything herein or in any other agreement to the contrary, the Agent shall have sole control over the 2006 Blocked Account, the Borrowing Base Blocked Account and the LC Blocked Account and the Agent may apply (whether by direct payment, by cash collateralizing or by other defeasance as determined by the Agent) any and all amounts in the 2006 Blocked Account, the Borrowing Base Blocked Account or the LC Blocked Account all to the Secured Obligations and permanently reduce the Commitments by the amount of such application at any time (i) upon or during the continuance of a Default (and automatically upon a Default under clause (f) of Article VII hereof), (ii) if required to prevent any required payment or default, if any, under the Subordinated Debt, the Fourth Secured Term Loan Debt, the Third Secured Term Loan Debt or the Second Secured Debt or (iii) upon demand by the Agent or the Required Lenders. Notwithstanding anything herein or in any other agreement to the contrary, the Company shall have the right, upon two Business Days prior written notice the Agent or such other shorter period of time agreed to by the Agent, to have (1) cash in the 2006 Blocked Account applied to prepay Loans, provided that any such prepayment from the 2006 Blocked Account shall permanently reduce the Commitments by the amount of such prepayment and no Default or Unmatured Default exists at the time of such request by the Company or the prepayment and (2) cash in the Borrowing Base Blocked Account withdrawn and returned to the Company provided that (x) if any Loans exist, then such cash shall be applied first to prepay all Loans, (y) prior to such withdrawal, the Company provides a new Borrowing Base Certificate giving effect to such withdrawal, and (z) no Default or Unmatured Default exists at the time of such request by the Company or the withdrawal.
          1.16 Section (t) of Article VII is restated as follows:
     (t) The occurrence of any of the following with respect to any payments or transfers of any kind to be made on or after the date hereof in connection with any Acquisition closed prior to the date hereof, including without limitation all deferred payments, all earn out payments, all payments pursuant to any judgments or the settlements or other compromises of any litigation or other claims relating to any Acquisitions and other contingent payments and all other payments pursuant to any such Acquisition, excluding any payments that consist solely of interest which is accrued and not paid and excluding customary indemnitees and tax payments (all of the foregoing collectively defined as “Earn Out Payments”):
          (i) the amount of Earn Out Payments exceeds $20,000,000 in the aggregate, or
          (ii) immediately before or after (on a pro forma basis acceptable to the Agent) a Default or Unmatured Default exists or would be caused thereby; or
          (iii) the Company shall fail to give the Agent written notice of the intent to pay any Earn Out Payment not listed in the table in Section 2.7 of the Fifth Amendment.
          1.17 On the date hereof the Company is prepaying Loans in an aggregate amount equal to $8,307,000 from the cash deposited in the 2006 Blocked Account Agreement in an amount equal to the MSX UK Sale Net Cash Proceeds and a portion of the MSX CTS Sale Net Cash Sale Proceeds, and in connection with such prepayment and simultaneous therewith the Company is permanently reducing and terminating the Aggregate Commitment by the amount of such prepayment and by an additional amount such that the Aggregate Commitment shall equal $25,000,000 on the date hereof. The Agent and the Lenders consent and agree to such reduction of the Aggregate Commitment on the date hereof notwithstanding in terms of the Credit Agreement.
          1.18 Each of the Commitment Schedule and Schedule 6.20 to the Credit Agreement is replaced with the Commitment Schedule and Schedule 6.20, respectively, attached hereto.
          1.19 Each of the Foreign Borrowing Subsidiaries agrees that all credit facilities (whether as an overdraft facility, line of credit or other credit facility) any of them may have with any Lender or any of their Affiliates are hereby terminated and any liabilities thereunder shall be paid in full on or about the date hereof.
          ARTICLE II. REPRESENTATIONS. Each Loan Party represents and warrants to the Agent, the LC Issuer and the Lenders that:
          2.1 The execution, delivery and performance of this Amendment are within its powers, have been duly authorized and is not in contravention of any statute, law or regulation or of any terms of its Articles of Incorporation, By-laws or other organizational documents, or of any material agreement or undertaking to which it is a party or by which it is bound.
          2.2 This Amendment is the legal, valid and binding obligation of each Loan Party, enforceable against each in accordance with the terms hereof, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.
          2.3 After giving effect to the amendments contained herein, the representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.
          2.4 After giving effect to the amendments and waivers contained herein, no Default or Unmatured Default exists or has occurred and is continuing on the date hereof.

          2.5 The Loan Parties are in compliance in all material respects with all terms and provisions of the Subordinated Debt Documents, the Fourth Secured Term Loan Debt Documents, the Third Secured Term Loan Debt Documents and the Second Secured Debt Documents, including without limitation the prepayment provisions thereof. Without limiting the foregoing, the prepayment of the Loans and reductions of the Aggregate Commitment as described in Section 1.17 of this Amendment are in compliance with the Subordinated Debt Documents, the Fourth Secured Term Loan Debt Documents, the Third Secured Term Loan Debt Documents and the Second Secured Debt Documents, and as a result of such prepayment and reductions of the Aggregate Commitment (a) the amount of cash used to make such prepayments reduces the amount of asset sales proceeds required to prepay the Subordinated Debt Documents, the Fourth Secured Term Loan Debt Documents, the Third Secured Term Loan Debt Documents and the Second Secured Debt Documents and (b) no prepayment will be required under the Subordinated Debt Documents, the Fourth Secured Term Loan Debt Documents, the Third Secured Term Loan Debt Documents or the Second Secured Debt Documents until after the Termination Date as a result of any asset sales before or after the date of the Amendment. Additionally, the cash collateralizing of the Facility LCs by the cash to be deposited in the LC Blocked Account is in compliance with the Subordinated Debt Documents, the Fourth Secured Term Loan Debt Documents, the Third Secured Term Loan Debt Documents and the Second Secured Debt Documents. The terms and provisions of the Credit Agreement, as amended hereby, and the other Loan Documents, and the transactions contemplated thereby, are in compliance in all material respects with all terms and provisions of the Subordinated Debt Documents, the Fourth Secured Term Loan Debt Documents, the Third Secured Term Loan Debt Documents and the Second Secured Debt Documents.
          2.6 As of the Fifth Amendment Effective Date, (a) the outstanding principal balance of the Subordinated Notes is $130,000,000, and all agreements, instruments and documents executed or delivered pursuant to the original issuance of the Subordinated Notes are described on Schedule 5.31 the Credit Agreement; (b) the outstanding principal balance of the Fourth Secured Term Loan Debt equals $22,118,417, the Fourth Secured Term Loan Debt consists of $19,021,839 in principal owing by the Company and $3,096,579 owing by the U.K. Borrower, and all agreements, instruments and documents executed or delivered pursuant to or in connection with the Fourth Secured Term Loan Debt are described on Schedule 5.32 the Credit Agreement, except for any agreements executed solely to permit the release of any Liens on the assets sold in connection with the MSX UK Sale, the MSX CTS Sale and the GTECH Sale; (c) the outstanding principal balance of the Third Secured Term Loan Debt equals $25,000,000, the Third Secured Term Loan Debt consists of $21,500,000 in principal owing by the Company and $3,500,000 owing by the U.K. Borrower, the non-default interest rate applicable to the Third Secured Term Loan Debt will not exceed 11.5% per annum and all agreements, instruments and documents executed or delivered pursuant to or in connection with the Third Secured Term Loan Debt are described on Schedule 5.33 the Credit Agreement, except for any agreements executed solely to permit the release of any Liens on the assets sold in connection with the MSX UK Sale, the MSX CTS Sale and the GTECH Sale; and (d) the outstanding principal balance of the Second Secured Notes is $75,500,000, the Second Secured Notes consist of $64,930,000 in principal owing by the Company and $10,570,000 owing by the U.K. Borrower, and all agreements, instruments and documents executed or delivered pursuant to the original issuance of the Second Secured Notes are described on Schedule 5.34 the Credit Agreement, except for any agreements executed solely to permit the release of any Liens on the assets sold in connection with the MSX UK Sale, the MSX CTS Sale and the GTECH Sale.
          2.7 The amount of Earn Out Payments paid during the period from and including the Closing Date through and including the Fifth Amendment Effective Date is $ $7,735,000. All Earn Out Payments known to the Company and payable after the Fifth Amendment Effective Date and on or before the Termination Date are described below:

Amount of Earn Out Payment	Date Due
$604,167.00	May, 2006
$604,167.00	August, 2006
$604,167.00	November, 2006
In addition to the above, there are accruals totaling $3,800,000 on the balance sheet of the Company related to a contingent earnout obligation which is the subject of continuing legal proceedings. At this time, the Company cannot ascertain when or if this amount will be required to be paid, but will give the Agent and the Lenders at least two Business Days prior written notice before making any payment with respect to such contingent earnout obligation.
          ARTICLE III. CONDITIONS OF EFFECTIVENESS.
          This Amendment shall be effective as of the date hereof when each of the following conditions is satisfied:
          3.1 The Loan Parties and the Lenders shall have signed this Amendment.
          3.2 The Company shall have delivered an opinion of counsel acceptable to the Agent with respect to certain matters set forth in Section 2.5 of this Amendment required by the Agent.
          3.3 The Company and the Domestic Guarantors shall have delivered the Borrowing Base Blocked Account Agreement and LC Blocked Account, and shall make a prepayment and defeasance of the Loans and the Facility LCs contemplated by Section 1.17 of this Amendment on the date of this Amendment.
          3.4 The Company shall have executed a fee letter in form and substance satisfactory to the Agent and the Lenders.
          3.5 The Company and Domestic Guarantors shall have delivered or caused to be delivered such incumbency certificates, resolutions and other documents required by the Agent.
          ARTICLE IV. MISCELLANEOUS.
          4.1 References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time. Without limiting the definition of Loan Documents, this Amendment and all other agreements and documents executed in connection herewith constitute Loan Documents.
          4.2 Except as expressly amended hereby, each Loan Party agrees that the Credit Agreement and all other Loan Documents are ratified and confirmed and shall remain in full force and effect and that it is not aware of any set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing, and acknowledges and agrees that the Agent and the Lenders have fully performed all of their obligations under the Credit Agreement and all other Loan Documents. Notwithstanding this representation and as further consideration for the agreements and understandings herein, each of the Loan Parties, on behalf of itself and its employees, agents, executors, heirs, successors and assigns (the “Releasing Parties”), hereby releases the Agent and the Lenders, their respective predecessors, officers, directors, employees, agents, advisors, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to this Amendment, the Credit Agreement, the other Loan Documents, all transactions relating to this Amendment, the Credit Agreement or any of the other Loan Documents or the business relationship among, or any other transactions or dealings among, the Releasing Parties or any of them and the Released Parties or any of them.
          4.3 This Amendment may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be treated as original signatures for all purposes under this Amendment.

     IN WITNESS WHEREOF, the Loan Parties, the Lenders, the LC Issuer and the Agent have executed this Amendment as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Agent,
LC Issuer and a Lender

By:	/s/ David J. Waugh

Name:	David J. Waugh
Title:	Vice President

WEBSTER BUSINESS CREDIT CORPORATION

By:	/s/ Arthur V. Lippens

Name:	Arthur V. Lippens
Title:	Vice President

UBS AG, STAMFORD BRANCH

By:	/s/ Marie A. Haddad

Name:	Marie A. Haddad
Title:	Associate Director

By:	/s/ Barbara Ezell-McMichael

Name:	Barbara Ezell-McMichael
Title:	Associate Director

COMPANY:
MSX INTERNATIONAL, INC.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Executive Vice President & CFO

FOREIGN SUBSIDIARY BORROWERS:
MSX INTERNATIONAL NETHERLANDS B.V.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Director

MSX INTERNATIONAL LIMITED

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Director

MSX INTERNATIONAL AUSTRALIA PTY LIMITED

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Director

OTHER LOAN PARTIES:

MSX INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Director

MSX INTERNATIONAL SERVICES (HOLDINGS), INC.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

MSX INTERNATIONAL ENGINEERING SERVICES, INC. (successor by merger to MSX International Business Services, Inc. and MSX International Technology Services, Inc.)

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

MEGATECH ENGINEERING, INC.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

CHELSEA COMPUTER CONSULTANTS, INC.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

MANAGEMENT RESOURCES INTERNATIONAL, INC.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

INTERNATIONAL COMPUTER CONSULTANTS

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

MSX INTERNATIONAL STRATEGIC TECHNOLOGY, INC.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

MSX INTERNATIONAL DEALERNET SERVICES, INC.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

MSX INTERNATIONAL NETHERLANDS (HOLDINGS), C.V.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Representative of the Partners

MSX INTERNATIONAL EUROPEAN (HOLDINGS), L.L.C.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

PILOT COMPUTER SERVICES, INCORPORATED

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

MILLENNIUM COMPUTER SYSTEMS, INC.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

MSX INTERNATIONAL PLATFORM SERVICES, LLC

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Operating Manager

MSX INTERNATIONAL (HOLDINGS), INC.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

PROGRAMMING MANAGEMENT & SYSTEMS, INC.

By:	/s/ Frederick K. Minturn

Name:	Frederick K. Minturn
Title:	Vice President

COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A	$12,225,000
UBS AG, Stamford Branch	$7,220,000
Webster Business Credit Corporation	$5,555,000

Total:	$25,000,000

March 15, 2006
SCHEDULE 6.20
I.	EXISTING INVESTMENTS, LOANS AND ADVANCES IN AND TO ANY SUBSIDIARY WHICH IS NOT A DOMESTIC GUARANTOR SUBSIDIARY

Balances outstanding as of March 15, 2006, unless otherwise noted:

MSX International Canada Limited (Canada)	$482,316
MSX International Dealer Net Services, B.V. (Netherlands)	739,916
MSX International Netherlands Holdings CV (a)	34,302,690

$35,524,922
(a)	MSX International Netherlands CV represents a holding company for substantially all non-Domestic subsidiaries with the exception of those listed above.
II.	EXISTING INVESTMENTS, LOANS, AND ADVANCES
1.	Investment in joint ventures and other investments:
i.	In September 2001, the Company completed a strategic investment in itiliti Inc., concurrent with entering into a license agreement. itiliti provides a standardized, web-enabled human capital management solution in a hosted environment. The investment totaled about $1.6 million.

ii.	The Company has a modest cash investment totaling $150,000 in Home Network Online LLC.
2.	Non-material amounts held on a short-term basis for operating purposes in countries whose currencies are not otherwise defined as Eligible Currency under the Credit Agreement.